Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Gold Resource Corporation:

        We consent to the incorporation by reference in registration statement No. 333-171779 on Form S-8 and registration statement No. 333-170101 on Form S-3 of Gold Resource Corporation of our report dated March 18, 2013 relating to the consolidated financial statements as of December 31, 2012 and for the years ended December 31, 2012 and 2011, which report appears in the annual report on Form 10-K of Gold Resource Corporation for the fiscal year ended December 31, 2013.

/s/ Stark Schenkein, LLP

Denver, Colorado
April 1, 2014